Exhibit 99.1

NAPCO Announces Third Fiscal Quarter 2020 Results

-Sales Increase 4% to a Third Fiscal Quarter Record $26.2.Million-

-23rd Consecutive Quarter of Year-Over-Year Record Sales-

-Recurring Service Revenues Grew 37% to $6.2 Million-

-Net Income Increases 16% to a Third Quarter Record $3.6 Million-

-Earnings per Share Increases 18% to $0.20-

-Adjusted EBITDA* Increases 22% to $4.9 Million-

-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., May 4, 2020 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the world's leading manufacturers of high-tech electronic security devices that are fueling the Company's fast growing recurring service revenues, as well as a leading provider of school safety solutions, today announced financial results for its third fiscal quarter ended March 31, 2020.

Financial Highlights:

•	Net sales for the quarter increased 4% to a third quarter record $26.2 million as compared to $25.1 million for the same quarter last year. Net sales for the nine months increased 7% to $78.4 million as compared to $73.3 million for the same period last year.

•	Recurring service revenue for the quarter increased 37% to $6.2 million as compared to $4.5 million for the same quarter last year. Recurring service revenue for the nine months increased 39% to $17.4 million as compared to $12.5 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $25.4 million based on March 2020 recurring revenues.

•	Net income for the quarter increased 16% to a third quarter record of $3.6 million from $3.1 million a year ago. Earnings per share (diluted) for the quarter increased 18% to $0.20, as compared to $0.17 for the same period a year ago. Net income for the nine months increased 39% to $10.4 million from $7.5 million a year ago. Earnings per share (diluted) for the nine months increased 40% to $0.56, as compared to $0.40 for the same period a year ago.

•	Adjusted EBITDA* for the quarter increased 22% to $4.9 million from $4.0 million a year ago. Adjusted EBITDA earnings per share for the quarter increased 18% to $0.26, as compared to $0.22 for the same period a year ago. Adjusted EBITDA* for the nine months increased 34% to $13.3 million from $9.9 million a year ago. Adjusted EBITDA earnings per share for the nine months increased 36% to $0.72, as compared to $0.53 for the same period a year ago.

Richard Soloway, Chairman and President, commented, "We are encouraged by our Q3 record sales and profit performance, despite our having to navigate through the headwinds created by COVID-19. Importantly, since over 80% of our sales are conducted in the commercial security sector and thousands of our dealers are deemed an "essential service" during the pandemic, this provided our Company with some level of insulation to the fallout the economy is experiencing. Also, a large majority of our recurring service, subscription-based income stream is comprised of non-discretionary, commercial fire and intrusion alarm communication, largely mandated by local code and laws. Going forward, NAPCO should be well positioned for growth, as we manage the challenges wrought by COVID-19.

Our StarLink® line of wireless cellular alarm communicators continues to experience substantial market share and recurring service revenue growth, with a 37% increase in RSR for Q3, versus year-ago. Our StarLink Fire® communicators, with their unique Panel-Powered Technology®, lead the communicator product line in growth, as there exists a need to upgrade millions of legacy fire panels, currently communicating via increasingly obsolescent landlines, to wireless cellular alarm communication technology. StarLink Fire communicator growth, with its highly profitable recurring revenue sales levels, continues to fuel strong gross margin increases for our Company. Our new AT&T LTE StarLink® line of universal fire, intrusion alarm and IoT communicators, continues to garner market share and is now playing a vital role in upgrading old AT&T 3G communicators to the latest LTE network. StarLink now provides security dealers with  broad LTE service coverage area, encompassing both Verizon and AT&T, in the Wireless Cellular Alarm Communicator Category."

Mr. Soloway added, "Q3 sales growth of FireLink®, an innovative all-in-one, 8-32 zone fire alarm control panel, with a built-in cellular LTE StarLink-powered alarm communicator, is a reflection of our focus on introducing and marketing security products which deliver substantial recurring service revenue growth. Utilizing our 'StarLink Inside' product marketing strategy, FireLink was developed to be a panel that comes pre-configured and pre-activated, with a StarLink communicator included, saving considerable installation time and money for the dealer to replace an aging landline-connected fire panel.  This strategy insures that every FireLink control panel sold will automatically generate RSR, as well as hardware sales, to NAPCO.

Following through on our focus for accelerating RSR growth, Q3 saw our continued rollout of NAPCO's new iSecure® Cellular Commercial and Residential, 80 Zone Alarm System. Offering the most cost-effective functionality in the industry, every iSecure comes already equipped with 'StarLink Inside', insuring that NAPCO generates RSR with every sale and installation of the product. Expanding our cellular communicator strategy to other large growth opportunities in the security sector, NAPCO plans to introduce a cellular, cloud based, access control and locking product line, this fall. This should provide our Company with an innovative, incremental subscription-based income stream from access control and locking sales that currently only provide us with hardware revenue and also enable our dealers in providing valuable new services to their end-user customers.

NAPCO plays a role in the vital health care vertical market through its Alarm Lock, Marks and Continental Access Control Divisions. Alarm Lock access control locks and Marks exit devices, push/pull locks, with anti-microbial finishes are installed in thousands of hospitals across the U.S. Alarm Lock markets the DL-2700, which is a technologically advanced lock, with all of the advanced features of the most sophisticated access control systems, all encased in a portable, easily-installed lock. At the end of March, the U.S. Army Corp of Engineers was outfitting a temporary field hospital in the McCormick Place Convention Center in Chicago and we are honored that they selected our DL-2700 locks to provide access control at that location."

Mr. Soloway concluded, "We are now in our fiscal fourth quarter and with shelter in place directives continually changing, we will continue to carefully monitor and fine-tune the best ways to service our customers during a time that our business, like countless others, will likely encounter market challenges that can neither be fully anticipated nor quantified., As we make progress against COVID-19 and look forward to the resurgence of our economy, we believe we are well-positioned in the non-discretionary, commercial, high gross margin sector, of the security industry, to weather the storm. We believe our continued strong levels of recurring service growth and accompanying expansion of our profitability should  continue into the future. We will continue our focused commitment to identifying new, large growth opportunities to continue to add incremental recurring service revenue sales and income to NAPCO."

Financial Results

Net sales for the three months ended March 31, 2020 increased 4% to a record third quarter revenue of $26.2 million, as compared to $25.1 million for the same period a year ago. Net sales for the nine months ended March 31, 2020 increased 7% to $78.4 million, as compared to $73.3 million for the same period a year ago. Research and Development costs for the quarter were $1.8 million or 7% of sales as compared to $1.9 million or 7% of sales a year ago. Research and Development costs for the nine months were $5.4 million or 7% of sales as compared to $5.4 million or 7% of sales a year ago. Selling, general and administrative expenses for the quarter increased 17% to $6.1 million, or 23% of sales, as compared to $5.2 million, or 21% of sales for the same period last year. Selling, general and administrative expenses for the nine months increased 10% to $18.6 million, or 24% of sales, as compared to $16.9 million, or 23.0% of sales for the same period last year.

Operating income for the three months ended March 31, 2020 increased 11% to $4.0 million as compared to $3.6 million for the same period a year ago. Operating income for the nine months ended March 31, 2020 increased 34% to $11.6 million as compared to $8.7 million for the same period a year ago.

Net income for the three months ended March 31, 2020 increased 16% to a third quarter record of $3.6 million, or $0.20 per diluted share, as compared to $3.1 million, or $0.17 per share, for the same quarter last year. Net income for the nine months ended March 31, 2020 increased 39% to $10.4 million, or $0.56 per diluted share, as compared to $7.5 million, or $0.40 per share, for the same period last year.

Adjusted EBITDA* for the three months ended March 31, 2020 increased 22% to $4.9 million, or $0.26 per diluted share, as compared to $4.0 million, or $0.22 per diluted share, a year ago. Adjusted EBITDA* for the nine months ended March 31, 2020 increased 34% to $13.3 million, or $0.72 per diluted share, as compared to $9.9 million, or $0.53 per diluted share, a year ago.

Balance Sheet Summary

At March 31, 2020, the Company had $11.0 million in cash and cash equivalents as compared to $8.0 million as of June 30, 2019. NAPCO had working capital (defined as current assets less current liabilities) of $57.9 million at March 31, 2020 as compared with working capital of $51.1 million at June 30, 2019. Current ratio (defined as current assets divided by current liabilities) was 5.2:1 at March 31, 2020 and 4.6:1 at June 30, 2019.

Other Corporate News

The Company also announced the appointment of Stephen M. Spinelli as its Senior Vice President of Sales while Jorge Hevia, a valuable long-time employee, will become a consultant to the Company as its new Chief of Marketing to further develop sales in its robust industry.

Mr. Spinelli brings to NAPCO over 25 years of sales experience in the security industry, which will prove invaluable as the Company expands its footprint to additional channels within the fast-growing security industry.  At the same time, the Company has retained Mr. Hevia to continue his successful 20+-year career with NAPCO in the position of Chief of Marketing to provide a more focused approach to our marketing efforts.

Richard Soloway, Chairman and President commented, "I am thrilled to welcome Stephen as a new and vital member of the NAPCO team.  Based on his vast experience and superlative credentials in our industry, I am confident that he will have a successful and fulfilling career with the Company.  We believe that the dynamic combination of Stephen leading the sales team together with Jorge focused on marketing will provide both strong leadership for our crucial sales and marketing department, and the necessary bandwidth to properly position and sell our expanding product offerings, particularly with respect to products that produce recurring revenue.  Our enhanced sales and marketing department is in place and will commence its efforts immediately."

Mr. Soloway concluded, "We have put together a uniquely experienced sales and marketing team of successful industry veterans that we anticipate will lead us to increased product visibility and higher sales.  I very much look forward to working with Stephen and Jorge in their new capacities."

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, May 4, 2020. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on May 4, 2020 and ending on May 11, 2020 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13702840.

In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of high tech electronic security devices that are fueling the Company's fast growing recurring service revenues, as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020 (unaudited)	June 30, 2019
CURRENT ASSETS	(in thousands except share data)
Cash and cash equivalents	$11,040	$8,028
Accounts receivable, net of allowance for doubtful accounts of $326 and $88 at March 31, 2020 and June 30, 2019, respectively, and other reserves	23,346	25,970
Inventories	35,471	29,576
Prepaid expenses and other current assets	1,920	1,881
Total Current Assets	71,777	65,455
Inventories - non-current	7,166	5,262
Property, plant and equipment, net	8,105	7,694
Intangible assets, net	7,034	7,232
Operating lease asset	7,401	-
Other assets	257	265
TOTAL ASSETS	$101,740	$85,908

CURRENT LIABILITIES
Accounts payable	$5,348	$5,135
Accrued expenses	5,849	6,273
Accrued salaries and wages	2,212	2,416
Accrued income taxes	462	548
Total Current Liabilities	13,871	14,372
Deferred income taxes	649	72
Accrued income taxes	292	292
Long term operating lease liabilities	7,118	-
Total Liabilities	21,930	14,736
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,227,094 shares issued; and 18,477,784 outstanding, respectively	212	212
Additional paid-in capital	17,671	17,103
Retained earnings	81,344	70,924
Less: Treasury Stock, at cost (2,886,613 and 2,749,310 respectively)	(19,417)	(17,067)
TOTAL STOCKHOLDERS' EQUITY	79,810	71,172
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$101,740	$85,908

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended March 31,
	2020	2019
Net sales:	(in thousands, except for share and per share data)
Equipment revenues	$20,007	$20,597
Service revenues	6,232	4,546
	26,239	25,143
Cost of sales:
Equipment related expenses	13,285	13,471
Service related expenses	998	943
	14,283	14,414

Gross Profit	11,956	10,729
Research and development	1,815	1,851
Selling, general, and administrative expenses	6,096	5,231
	7,911	7,082
Operating Income	4,045	3,647
Other expense:
Interest expense, net	5	5
Income before Provision for Income Taxes	4,040	3,642
Provision for Income Taxes	425	520
Net Income	$3,615	$3,122

Income per share:
Basic	0.20	0.17
Diluted	0.20	0.17

Weighted average number of shares outstanding:
Basic	18,472,000	18,489,000
Diluted	18,516,000	18,533,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Nine Months ended March 31,
	2020	2019
Net sales:	(in thousands, except for share and per share data)
Equipment revenues	$60,973	$60,872
Service revenues	17,380	12,476
	78,353	73,348
Cost of sales:
Equipment related expenses	39,525	39,681
Service related expenses	3,227	2,708
	42,752	42,389

Gross Profit	35,601	30,959
Research and development	5,387	5,358
Selling, general, and administrative expenses	18,566	16,901
	23,953	22,259
Operating Income	11,648	8,700
Other expense:
Interest expense, net	3	18
Income before Provision for Income Taxes	11,645	8,682
Provision for Income Taxes	1,225	1,187
Net Income	$10,420	$7,495

Income per share:
Basic	$0.56	$0.40
Diluted	$0.56	$0.40

Weighted average number of shares outstanding:
Basic	18,476,000	18,607,000
Diluted	18,530,000	18,654,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months ended March 31,
	2020	2019
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,420	$7,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,118	1,032
Provision for doubtful accounts	238	3
Deferred income taxes	577	673
Non-cash stock based compensation expense	497	152
Changes in operating assets and liabilities:
Accounts receivable	2,386	2,131
Inventories	(7,799)	(5,999)
Prepaid expenses and other current assets	(39)	307
Other assets	-	(11)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(784)	(20)
Net Cash Provided by Operating Activities	6,614	5,763
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(1,324)	(1,598)
Net Cash Used in Investing Activities	(1,324)	(1,598)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	72	24
Cash paid for purchase of treasury stock	(2,350)	(3,998)
Net Cash Used in Financing Activities	(2,278)	(3,974)
Net Change in Cash and Cash Equivalents	3,012	191
CASH AND CASH EQUIVALENTS - Beginning	8,028	5,308
CASH AND CASH EQUIVALENTS - Ending	$11,040	$5,499
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net	$24	$18
Income taxes paid	$735	$258
Surrender of Common Shares	-	8

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands, except share and per share data)

	3 months ended March 31,		9 months ended March 31,
	2020	2019	2020	2019
Net income (GAAP)	$3,615	$3,122	$10,420	$7,495
Add back provision for income taxes	425	520	1,225	1,187
Add back interest and other expense	5	5	3	18
Operating Income (GAAP)	4,045	3,647	11,648	8,700
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	66	78	198	235
Add back stock-based compensation expense	172	-	497	152
Adjusted non-GAAP operating income	4,283	3,725	12,343	9,087
Add back depreciation and other amortization	607	286	920	797
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$4,890	$4,011	$13,263	$9,884

Adjusted EBITDA* per Diluted Share	$0.26	$0.22	$0.72	$0.53
Weighted average number of Diluted Shares outstanding	18,516,000	18,533,000	18,530,000	18,654,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

Contacts:
Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com